Exhibit 99.1

Genie Energy Ltd. Reports Second Quarter 2016 Results

NEWARK, NJ — August 4, 2016: Genie Energy Ltd. (NYSE: GNE, GNEPRA) re-issued its 2Q16 earnings press release to address errors contained in the version issued earlier today, including the record date of its 2Q16 common stock dividend:

Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported second quarter 2016 revenue of $44.0 million, net income attributable to common stockholders of $3.1 million -- $0.13 per diluted share, and Adjusted EBITDA* of $2.6 million.

2Q16 HIGHLIGHTS

●	Genie Retail Energy generated $5.9 million in income from operations and $6.0 million in Adjusted EBITDA on the strength of improved margins, higher commodity volumes sold, and reduced SG&A expense, compared with a loss from operations of $0.5 million and negative Adjusted EBITDA of $0.2 million in the year ago quarter;

●	During 2Q16, Genie Retail Energy continued to expand its geographic footprint by entering a utility territory in Ohio, its sixth state;

●	The Genie Energy Board of Directors has approved a 2Q16 dividend of $0.06 per share on its Class A and Class B common stock. The dividend will be paid on or about August 26, 2016 to common stockholders of record as of the close of business on August 17, 2016. The ex-dividend date is August 15, 2016. The distribution will be treated as a return of capital for income tax purposes;

●	Afek has begun the evaluation phase of the project for the drilled and tested portion of its license area. Reprocessing of existing seismic data in the non-drilled Northern region indicates the possibility of target source rock at deeper intervals than those targeted in its exploratory wells to date.

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “Genie Retail Energy had another great quarter, increasing Adjusted EBITDA by $6.2 million year over year and entering its first utility territory in Ohio. At Afek, we completed our second well-flow test, and, with the help of an international team of experts, are analyzing all the data gathered in our exploratory project to date. We look forward to formulating next steps for the project once our analysis is complete and remain optimistic that the license area contains commercially viable resources.”

GENIE ENERGY 2nd QUARTER 2016 CONSOLIDATED RESULTS

$ in millions, except EPS	2Q16	1Q16	2Q15**	2Q16 - 2Q15 Change (%/$)
Revenue	$44.0	$58.1	$39.5	+11.3%
Gross profit	$18.8	$24.9	$13.4	+40.1%
Gross margin percentage	42.8%	42.8%	34.0%	+880 BP
SG&A expense (including stock-based compensation)	$15.9	$16.0	$16.5	(3.3)%
Stock-based compensation	$1.1	$1.2	$1.6	(29.4)%
Research and development expense	$0.1	$0.1	$0.6	(85.0)%
Exploration expense***	$1.4	$1.7	$1.3	+10.9%
Income (loss) from operations	$2.6	$6.8	$(4.9)	+$7.5
Adjusted EBITDA*	$2.6	$8.1	$(3.2)	+$5.8
Net income (loss) attributable to Genie Energy common stockholders	$3.1	$6.1	$(4.9)	+$8.0
Diluted earnings (loss) per share attributable to Genie Energy common stockholders	$0.13	$0.26	$(0.22)	+$0.35
Capitalized exploration costs***	$4.7	$8.0	$6.7	(29.4)%

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Genie Retail Energy reclassified $0.6 million previously included in “Financing fees” in the three months ended June 30, 2015 to “Cost of revenues” to conform to the current year’s presentation.

*** Genie Energy’s Afek subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At June 30, 2016, Genie Energy had $165.2 million in total assets, including $60.0 million in cash, cash equivalents, restricted cash (short and long term), and certificates of deposit. Liabilities totaled $43.6 million, and working capital (current assets less current liabilities) totaled $70.1 million.

Net cash provided by operating activities in 2Q16 was $4.2 million compared to $5.8 million in the year ago quarter.

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RESULTS BY SEGMENT

$ in millions	2Q16	1Q16	2Q15*	2Q16 - 2Q15 Change (%/$)
Genie Retail Energy
Total revenue	$44.0	$58.1	$39.5	+11.3%
Electricity revenue	$37.7	$44.4	$33.8	+11.6%
Natural gas revenue	$5.8	$13.4	$5.0	+15.4%
Other revenue	$0.5	$0.4	$0.7	(34.2)%
Gross profit	$18.8	$24.9	$13.4	+40.1%
Gross margin percentage	42.8%	42.8%	34.0%	+880 BP
SG&A expense	$12.9	$13.4	$13.9	(7.1)%
Income (loss) from operations	$5.9	$11.5	$(0.5)	+$6.4
Adjusted EBITDA	$6.0	$11.7	$(0.2)	+$6.2

Afek
G&A expense	$0.4	$0.1	$0.1	+195.8%
Exploration expense	$1.4	$1.7	$1.3	+10.9%
Loss from operations	$(1.8)	$(1.8)	$(1.4)	$(0.4)
Adjusted EBITDA	$(1.8)	$(1.8)	$(1.4)	$(0.4)
Capitalized exploration costs	$4.7	$8.0	$6.7	(29.4)%

GOGAS
G&A expense	$0.3	$0.1	$0.2	+43.9%
Research and development expense	$0.1	$0.1	$0.6	(85.0)%
Equity in the net loss of AMSO, LLC	-	$0.2	-	NC
Income (loss) from operations	$0.8	$(0.5)	$(0.8)	+$1.6
Adjusted EBITDA	$(0.4)	$(0.5)	$(0.7)	+$0.3

Corporate
G&A expense	$2.3	$2.4	$2.2	+4.6%
Non-cash compensation in G&A	$1.0	$1.1	$1.3	(19.0)%
Loss from operations	$(2.3)	$(2.4)	$(2.2)	$(0.1)
Adjusted EBITDA	$(1.3)	$(1.3)	$(0.9)	$(0.4)

* Genie Retail Energy reclassified $0.6 million previously included in “Financing fees” in the three months ended June 30, 2015 to “Cost of revenues” to conform to the current year’s presentation

Genie Retail Energy

Genie Retail Energy’s meters served decreased slightly to 390,000 at June 30, 2016 from 393,000 at March 31st, but increased from 377,000 in the year ago quarter. Genie Retail Energy added 58,000 gross meters in 2Q16 compared to 65,000 gross meters added in 1Q16 and 79,000 meters in 2Q15.

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RCEs decreased year over year and sequentially to 239,000 at June 30, 2016 primarily reflecting the generally more moderate weather during the trailing twelve months compared to the year ago period.

Meters and RCEs at End of Quarter (in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Electricity meters	268	267	264	261	250
Natural gas meters	122	126	128	127	127
Total meters	390	393	392	388	377

Electricity RCEs	172	175	178	178	168
Natural gas RCEs	67	72	81	82	83
Total RCEs	239	247	259	260	251

Meters enrolled in offerings with fixed rate characteristics constituted approximately 15% of GRE’s electric load at June 30, 2016.

Genie Retail Energy’s average monthly customer churn decreased to 6.2% in 2Q16 from 6.4% in 1Q16 and 6.3% in 2Q15.

Genie Retail Energy’s quarterly revenue increased to $44.0 million from $39.5 million on increases in both electricity and gas sales.

Sales of electricity increased to $37.8 million from $33.8 million in 2Q15. The increase reflected both increased kilowatt hours sold and average revenue per kilowatt hour. The increase in consumption was driven by the year over year increase in electric meters served partially offset by a decline in average consumption per meter.

Sales of natural gas increased to $5.8 million from $5.0 million in 2Q15 driven primarily by an increase in gas consumption per meter.

Genie Retail Energy’s gross margin was 42.8% compared to 34.0% in 2Q15 primarily reflecting declines in the underlying costs of both natural gas and electricity. The margin improvement led to an increase in gross profit to $18.8 million in 2Q16 from $13.4 million in the year ago quarter.

Genie Retail Energy’s SG&A expense decreased to $12.9 million from $13.9 million in 2Q15 driven by lower legal and regulatory expense – primarily due to an accrual of $1.5 million in 2Q15 for legal and regulatory matters.

Genie Retail Energy’s income from operations was $5.9 million, compared to a loss from operations of $0.5 million in 2Q15.

Genie Retail Energy generated Adjusted EBITDA of $6.0 million in 2Q16 compared to negative $0.2 million in the year ago quarter. The increase primarily reflects the improved gross margin augmented by the reduction in SG&A expense.

On July 15, 2016, the New York Public Service Commission (PSC) issued an Order calling for a moratorium prohibiting retail energy suppliers (REPs) from serving customers who participate in the state’s utility low-income assistance programs. The Order effectively bars REPs from enrolling new customers and requires them to turn over the accounts of existing low-income assistance program customers to their incumbent utility providers. Representatives of the REP industry are considering a legal challenge.

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On July 25, 2016, a New York court struck down key provisions of a PSC order issued in February that would have imposed significant new restrictions on REP operations. The vacated provisions stipulated that REPs could only offer variable or fixed-rate products at prices equal to or below the incumbent utility provider’s prices unless the offering met certain renewable energy requirements. The PSC has indicated that it intends to issue a new Order to achieve similar objectives without the deficiencies cited by the court.

Afek

Afek has completed well-flow test operations at its Devorah 1 (Ness 2) well, its second well-flow test site. The data obtained from the well-flow tests, in conjunction with the results from the five exploratory wells that have been drilled, their log results and core samples, are being evaluated by Afek’s scientific team and leading independent global experts. Their analysis is intended to assess potential techniques to extract oil and gas samples from preserved core samples and to construct an initial reservoir model. The analysis may continue for the remainder of the calendar year. The findings will be used to determine the next steps in the exploratory program.

As part of its analysis, Afek is working to better understand the geology in the lightly explored Northern region of its license area. The company is now reprocessing the limited seismic data that was run in this region many years ago to incorporate the results to date from its exploratory program. Once the data has been fully reinterpreted, Afek may conduct additional work in this region. Potential next steps could include additional 2-D seismic lines and/or drilling a new exploratory well.

Afek is seeking financing from a variety of sources to support further exploration activities, some of which could result in a process by which Afek would become an independent entity.

In 2Q16, Afek’s loss from operations was $1.8 million compared to a loss from operations of $1.4 million in 2Q15.

Afek capitalized $4.7 million of drilling costs in 2Q16 compared to $6.7 million in the year ago quarter.

Genie Oil and Gas (GOGAS)

The GOGAS segment is comprised of oil shale projects in Israel’s Shfela Basin, Mongolia and Western Colorado’s Piceance Basin. GOGAS previously suspended operations in the Shfela and in Mongolia, and is currently decommissioning the Colorado project operated by AMSO, LLC.

On April 30, 2016, Total formally withdrew from AMSO, LLC. Total previously agreed that it would pay AMSO, LLC $3.0 million for its share of all costs associated with the decommissioning and dissolution of AMSO, LLC. Effective April 30, 2016, AMSO, LLC’s assets, liabilities, results of operations and cash flows are included in Genie Energy’s consolidated financial statements. GOGAS recognized a gain of $1.3 million in 2Q16 as a result of the consolidation of AMSO, LLC.

The GOGAS segment’s income from operations in 2Q16 was $0.8 million compared to a loss from operations of $0.8 million in 2Q15 reflecting the impact of the gain.

Corporate

Genie Energy’s corporate loss from operations was $2.3 million in 2Q16 including stock-based compensation expense of $1.0 million compared to a loss from operations of $2.2 million in 2Q15 including stock-based compensation of $1.3 million.

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GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, August 4, 2016, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

A replay of the call will be available at 1-877-870-5176 (US toll free) or 1-858-384-5517 (international) through August 11, 2016. Callers should ask for conference call #10090114. An audio file recording of the call in MP3 format will also be posted on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

# # #

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) operates two primary businesses - Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy provider, brokerage and marketing services. GRE’s retail energy provider businesses market electricity and natural gas to residential and small business customers primarily in the Eastern United States. GOGAS, through its Afek Oil & Gas subsidiary, is conducting an oil and gas exploration project in Northern Israel pursuant to an exclusive exploration license issued by the government of Israel, along with other smaller operations. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.
CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$38,872	$38,786
Restricted cash—short-term	10,372	10,894
Certificates of deposit	8,885	8,850
Trade accounts receivable, net of allowance for doubtful accounts of $174 and $182 at June 30, 2016 and December 31, 2015, respectively	29,845	27,222
Inventory	7,305	11,440
Prepaid expenses	9,243	11,328
Other current assets	6,149	6,104
Total current assets	110,671	114,624
Property and equipment, net	1,238	1,347
Capitalized exploration costs—unproved oil and gas property	39,965	26,878
Goodwill	3,663	3,663
Restricted cash—long-term	1,836	1,802
Deferred income tax assets, net	1,642	1,642
Other assets	6,228	5,859
Total assets	$165,243	$155,815

Liabilities and equity
Current liabilities:
Trade accounts payable	$15,629	$12,642
Accrued expenses	18,373	19,424
AMSO, LLC retirement obligations	2,155	—
Advances from customers	664	1,055
Income taxes payable	1,913	923
Due to IDT Corporation	111	438
Energy hedging contracts	1,085	2,192
Other current liabilities	772	878
Total current liabilities	40,702	37,552
Revolving credit loan payable	2,000	2,000
Other liabilities	1,051	1,566
Total liabilities	43,753	41,118

Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at June 30, 2016 and December 31, 2015	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2016 and December 31, 2015	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,264 and 23,239 shares issued and 23,063 and 23,041 shares outstanding at June 30, 2016 and December 31, 2015, respectively	233	232
Additional paid-in capital	126,785	124,449
Treasury stock, at cost, consisting of 201 shares and 198 shares of Class B common stock at June 30, 2016 and December 31, 2015, respectively	(1,599)	(1,570)
Accumulated other comprehensive income	555	154
Accumulated deficit	(13,406)	(19,647)
Total Genie Energy Ltd. stockholders’ equity	132,327	123,377
Noncontrolling interests:
Noncontrolling interests	(9,170)	(7,013)
Receivable for issuance of equity	(1,667)	(1,667)
Total noncontrolling interests	(10,837)	(8,680)
Total equity	121,490	114,697
Total liabilities and equity	$165,243	$155,815

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per share data)
Revenues:
Electricity	$37,728	$33,804	$82,112	$81,140
Natural gas	5,781	5,011	19,147	31,175
Other	468	712	856	1,641
Total revenues	43,977	39,527	102,115	113,956
Cost of revenues	(25,171)	(26,106)	(58,444)	(84,069)
Gross profit	18,806	13,421	43,671	29,887
Operating expenses, (gains) and losses:
Selling, general and administrative (i)	15,934	16,469	31,943	33,108
Research and development	83	553	210	1,256
Exploration	1,426	1,286	3,117	2,859
Gain on consolidation of AMSO, LLC	(1,262)	—	(1,262)	—
Equity in the net loss of AMSO, LLC	—	—	222	—
Income (loss) from operations	2,625	(4,887)	9,441	(7,336)
Interest income	104	102	186	201
Other expense, net	(27)	(145)	(162)	(134)
Income (loss) before income taxes	2,702	(4,930)	9,465	(7,269)
(Provision for) benefit from income taxes	(594)	204	(1,690)	113
Net income (loss)	2,108	(4,726)	7,775	(7,156)
Net loss attributable to noncontrolling interests	1,344	228	2,163	648
Net income (loss) attributable to Genie Energy Ltd.	3,452	(4,498)	9,938	(6,508)
Dividends on preferred stock	(370)	(370)	(740)	(740)
Net income (loss) attributable to Genie Energy Ltd. common stockholders.	$3,082	$(4,868)	$9,198	$(7,248)

Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.14	$(0.22)	$0.40	$(0.33)
Diluted	$0.13	$(0.22)	$0.39	$(0.33)
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	22,795	22,125	22,793	22,116
Diluted	23,603	22,125	23,644	22,116

Dividends declared per common share	$0.06	$0.06	$0.12	$0.12
(i) Stock-based compensation included in selling, general and administrative expenses	$1,127	$1,595	$2,337	$2,833

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2016	2015
	(in thousands)
Operating activities
Net income (loss)	$7,775	$(7,156)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	196	219
Provision for doubtful accounts receivable	—	(7)
Deferred income taxes	—	(187)
Stock-based compensation	2,337	2,833
Loss on disposal of property	25	—
Gain on consolidation of AMSO, LLC	(1,262)	—
Equity in the net loss of AMSO, LLC	222	—
Change in assets and liabilities:
Restricted cash	540	(817)
Trade accounts receivable	(2,622)	6,465
Inventory	4,135	1,236
Prepaid expenses	2,222	(2,942)
Other current assets and other assets	507	(2,785)
Trade accounts payable, accrued expenses and other current liabilities	(677)	305
Advances from customers	(391)	(262)
AMSO, LLC retirement obligations	(380)	—
Due to IDT Corporation	(327)	(376)
Income taxes payable	991	13
Net cash provided by (used in) operating activities	13,291	(3,461)
Investing activities
Capital expenditures	(135)	(304)
Investments in capitalized exploration costs—unproved oil and gas property	(12,758)	(10,900)
Proceeds from disposal of property	27	—
Cash acquired from consolidation of AMSO, LLC	702	—
Capital contribution to AMSO, LLC received from Total	3,000	—
Capital contributions to AMSO, LLC	(63)	—
Net cash used in investing activities	(9,227)	(11,204)
Financing activities
Dividends paid	(3,697)	(3,690)
Payments for acquisition	(183)	(220)
Proceeds from exercise of stock options	—	81
Proceeds from exercise of GOGAS stock option	—	2,500
Repurchases of Class B common stock from employees	(29)	(22)
Net cash used in financing activities	(3,909)	(1,351)
Effect of exchange rate changes on cash and cash equivalents	(69)	126
Net increase (decrease) in cash and cash equivalents	86	(15,890)
Cash and cash equivalents at beginning of period	38,786	71,895
Cash and cash equivalents at end of period	$38,872	$56,005

Supplemental Schedule of Non-Cash Financing and Investing Activities
Net assets excluding cash and cash equivalents of AMSO, LLC acquired	$560	$—
Subsidiary equity grant reclassified to liability	$—	$1,200
Receivable for issuance of equity of subsidiaries	$—	$2,500

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Reconciliation of Non-GAAP Financial Measures for the Second Quarter 2016 and 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the second quarter of 2016, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, exploration expense and equity in the net loss of AMSO, LLC, plus depreciation and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and stock-based compensation and deduct the gain on consolidation of AMSO, LLC.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

The gain on consolidation of AMSO, LLC, which is a component of income from operations, is excluded from the calculation of Adjusted EBITDA. Genie Energy’s equity in the net loss of AMSO, LLC was included in Adjusted EBITDA because it was the result of ongoing operations of AMSO, LLC. The gain on consolidation of AMSO, LLC was a non-routine result of Total’s withdrawal from AMSO, LLC. The gain is not part of Genie Energy’s or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Income (Loss) (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended June 30, 2016 (2Q16)
Adjusted EBITDA	$2,589	$5,996	$(400)	$(1,756)	$(1,251)
Subtract (Add):
Stock-based compensation	1,127	78	16	-	1,033
Depreciation	99	59	8	32	-
Gain on consolidation of AMSO, LLC	(1,262)	-	(1,262)	-	-
Income (loss) from operations	2,625	$5,859	$838	$(1,788)	$(2,284)
Interest income	104
Other expense, net	(27)
Provision for income taxes	(594)
Net income	2,108
Net loss attributable to noncontrolling interests	1,344
Net income attributable to Genie Energy Ltd.	$3,452

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2016 (1Q16)
Adjusted EBITDA	$8,123	$11,692	$(452)	$(1,797)	$(1,320)
Subtract:
Stock-based compensation	1,210	118	9	-	1,083
Depreciation	97	59	8	30	-
Income (loss) from operations	6,816	$11,515	$(469)	$(1,827)	$(2,403)
Interest income	82
Other expense, net	(135)
Provision for income taxes	(1,096)
Net income	5,667
Net loss attributable to noncontrolling interests	819
Net income attributable to Genie Energy Ltd.	$6,486

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended June 30, 2015 (2Q15)
Adjusted EBITDA	$(3,178)	$(236)	$(656)	$(1,378)	$(908)
Subtract:
Stock-based compensation	1,595	209	111	-	1,275
Depreciation	114	59	23	32	-
Loss from operations	(4,887)	$(504)	$(790)	$(1,410)	$(2,183)
Interest income	102
Other expense, net	(145)
Benefit from income taxes	204
Net loss	(4,726)
Net loss attributable to noncontrolling interests	228
Net loss attributable to Genie Energy Ltd.	$(4,498)

11

Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Income (Loss) (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Six Months Ended June 30, 2016
Adjusted EBITDA	$10,712	$17,688	$(853)	$(3,552)	$(2,571)
Subtract (Add):
Stock-based compensation	2,337	196	25	-	2,116
Depreciation	196	118	15	63	-
Gain on consolidation of AMSO, LLC	(1,262)	-	(1,262)	-	-
Income (loss) from operations	9,441	$17,374	$369	$(3,615)	$(4,687)
Interest income	186
Other expense, net	(162)
Provision for income taxes	(1,690)
Net income	7,775
Net loss attributable to noncontrolling interests	2,163
Net income attributable to Genie Energy Ltd.	$9,938

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Six Months Ended June 30, 2015
Adjusted EBITDA	$(4,284)	$2,644	$(1,416)	$(3,165)	$(2,347)
Subtract:
Stock-based compensation	2,833	249	231	-	2,353
Depreciation	219	128	47	44	-
(Loss) income from operations	(7,336)	$2,267	$(1,694)	$(3,209)	$(4,700)
Interest income	201
Other expense, net	(134)
Benefit from income taxes	113
Net loss	(7,156)
Net loss attributable to noncontrolling interests	648
Net loss attributable to Genie Energy Ltd.	$(6,508)